Exhibit 99.1

AMERICOLD REALTY TRUST, INC. ANNOUNCES FOURTH QUARTER 2022 RESULTS
Atlanta, GA, February 16, 2023 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the fourth quarter ended December 31, 2022.
Fourth Quarter 2022 Highlights
•Total revenue increased 0.7% to $721.5 million.
•Total NOI increased 16.6% to $188.2 million.
•Core EBITDA increased 10.6% to $136.8 million, and increased 13.6% on a constant currency basis.
•Net income of $3.0 million, or $0.01 per diluted common share.
•Core FFO of $70.2 million, or $0.26 per diluted common share.
•AFFO of $78.2 million, or $0.29 per diluted common share.
•Global Warehouse segment revenue increased 8.0% to $598.7 million.
•Global Warehouse segment NOI increased 14.2% to $172.3 million.
•Global Warehouse segment same store revenue increased 8.3%, or 10.9% on a constant currency basis, Global Warehouse segment same store NOI increased by 13.1%, or 15.4% on a constant currency basis.
•Completed the Barcelona expansion for approximately €13.0 million.
•Completed the strategic exit of a significant component of our lower margin Third-party managed segment.
•On November 1, we prepaid at par the remaining $264.1 million indebtedness on our 2013 CMBS thereby transitioning all real estate debt to unsecured.
Year to Date 2022 Highlights
•Total revenue increased 7.4% to $2.9 billion.
•Total NOI increased 10.5% to $696.0 million.
•Core EBITDA increased 5.3% to $499.8 million, or 7.3% on a constant currency basis.
•Net loss of $19.5 million, or $0.07 loss per diluted common share.
•Core FFO of $249.0 million, or $0.92 per diluted common share.
•AFFO of $300.3 million, or $1.11 per diluted common share.
•Global Warehouse segment revenue increased 10.4% to $2.3 billion.
•Global Warehouse segment NOI increased 8.5% to $636.2 million.
•Global Warehouse segment same store revenue increased 6.4%, or 8.5% on a constant currency basis, Global Warehouse segment same store NOI increased 5.1%, or 6.7% on a constant currency basis.
Fourth Quarter 2022 Total Company Financial Results
Total revenue for the fourth quarter of 2022 was $721.5 million, a 0.7% increase from the same quarter of the prior year. This growth was driven by our core warehouse business which benefited from our pricing initiatives and rate escalations, higher economic occupancy, incremental revenue from acquisitions and recently completed expansion and development projects, partially offset by lower throughput volume in our same store portfolio. These increases exceeded the decrease in revenue from our Third-party managed segment as a result of our strategic exit of a significant component of this business. Additionally, total revenue was impacted by unfavorable foreign currency translation as the USD strengthened against the currencies of our foreign operations.
Total NOI for the fourth quarter of 2022 was $188.2 million, an increase of 16.6% from the same quarter of the prior year. This increase is a result of the same factors driving the increase in revenue mentioned above, the increase in profitability of our Transportation segment, partially offset by inflationary pressure on operating costs, labor and operational inefficiencies and a slight decline in contribution from our Third-party managed segment.
Core EBITDA was $136.8 million for the fourth quarter of 2022, compared to $123.7 million for the same quarter of the prior year. This reflects a 10.6% increase over prior year on an actual basis, and 13.6% on a constant currency basis. The increase is due to the same factors driving the increase in NOI mentioned above, partially offset by an increase in selling, general and administrative costs.
For the fourth quarter of 2022, the Company reported net income of $3.0 million, or $0.01 per diluted share, compared to net loss of $8.0 million, or $0.03 loss per diluted share, for the same quarter of the prior year.
For the fourth quarter of both 2022 and 2021, Core FFO was $70.2 million, or $0.26 per diluted share.
For the fourth quarter of 2022, AFFO was $78.2 million, or $0.29 per diluted share, compared to $82.2 million, or $0.31 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Fourth Quarter 2022 Global Warehouse Segment Results
For the fourth quarter of 2022, Global Warehouse segment revenue was $598.7 million, an increase of $44.5 million, or 8.0%, compared to $554.2 million for the fourth quarter of 2021. This growth was principally driven by growth in our same store pool resulting from our pricing initiative and rate escalations and higher economic occupancy as compared to 2021, paired with increases in our non-same store pool from incremental revenue from acquisitions and recently completed development projects. This was partially offset by the unfavorable impact of foreign currency translation and lower throughput in our same store pool.
Global Warehouse segment NOI was $172.3 million for the fourth quarter of 2022 as compared to $150.9 million for the fourth quarter of 2021. Global Warehouse segment NOI increased due to the drivers of warehouse revenue increase mentioned above, offset by the impact of inflationary pressures, start-up costs for our developments, labor and operational inefficiencies and the unfavorable impact of foreign currency translation. Global Warehouse segment margin was 28.8% for the fourth quarter of 2022, a 156 basis point increase compared to the same quarter of the prior year.
We had 208 same store warehouses for the three months ended December 31, 2022. The following table presents revenues, cost of operations, contribution (NOI) and margins for our same store and non-same store warehouses with a reconciliation to the total financial metrics of our warehouse segment for the three months ended December 31, 2022. Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2022 Actual	2022 Constant Currency(1)	2021 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	237		241	n/a	n/a
Global Warehouse revenue:
Rent and storage	$267,031	$273,754	$233,367	14.4%	17.3%
Warehouse services	331,659	340,155	320,788	3.4%	6.0%
Total revenue	$598,690	$613,909	$554,155	8.0%	10.8%
Global Warehouse contribution (NOI)	$172,328	$176,481	$150,884	14.2%	17.0%
Global Warehouse margin	28.8%	28.7%	27.2%	156 bps	152 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,537	n/a	4,207	7.9%	n/a
Average physical occupied pallets	4,229	n/a	3,861	9.5%	n/a
Average physical pallet positions	5,415	n/a	5,409	0.1%	n/a
Economic occupancy percentage	83.8%	n/a	77.8%	601 bps	n/a
Physical occupancy percentage	78.1%	n/a	71.4%	671 bps	n/a
Total rent and storage revenue per economic occupied pallet	$58.86	$60.34	$55.48	6.1%	8.8%
Total rent and storage revenue per physical occupied pallet	$63.14	$64.73	$60.43	4.5%	7.1%
Global Warehouse services metrics:
Throughput pallets	9,963	n/a	10,346	(3.7)%	n/a
Total warehouse services revenue per throughput pallet	$33.29	$34.14	$31.01	7.4%	10.1%

SAME STORE WAREHOUSE
Number of same store warehouses	208		208	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$230,785	$235,947	$201,750	14.4%	17.0%
Warehouse services	295,365	302,612	284,044	4.0%	6.5%
Total same store revenue	$526,150	$538,559	$485,794	8.3%	10.9%
Global Warehouse same store contribution (NOI)	$163,096	$166,414	$144,196	13.1%	15.4%
Global Warehouse same store margin	31.0%	30.9%	29.7%	132 bps	122 bps

Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	4,082	n/a	3,802	7.4%	n/a
Average physical occupied pallets	3,827	n/a	3,481	10.0%	n/a
Average physical pallet positions	4,802	n/a	4,833	(0.6)%	n/a
Economic occupancy percentage	85.0%	n/a	78.7%	634 bps	n/a
Physical occupancy percentage	79.7%	n/a	72.0%	768 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$56.54	$57.80	$53.07	6.5%	8.9%
Same store rent and storage revenue per physical occupied pallet	$60.30	$61.65	$57.96	4.0%	6.4%
Global Warehouse same store services metrics:
Throughput pallets	8,882	n/a	9,157	(3.0)%	n/a
Same store warehouse services revenue per throughput pallet	$33.26	$34.07	$31.02	7.2%	9.8%

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2022 Actual	2022 Constant Currency(1)	2021 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	29		33	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$36,246	$37,807	$31,617	n/r	n/r
Warehouse services	36,294	37,543	36,744	n/r	n/r
Total non-same store revenue	$72,540	$75,350	$68,361	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$9,232	$10,067	$6,688	n/r	n/r
Global Warehouse non-same store margin	12.7%	13.4%	9.8%	n/r	n/r

Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	455	n/a	405	n/r	n/a
Average physical occupied pallets	402	n/a	381	n/r	n/a
Average physical pallet positions	614	n/a	576	n/r	n/a
Economic occupancy percentage	74.1%	n/a	70.2%	n/r	n/a
Physical occupancy percentage	65.5%	n/a	66.0%	n/r	n/a
Non-same store rent and storage revenue per economic occupied pallet	$79.68	$83.11	$78.13	n/r	n/r
Non-same store rent and storage revenue per physical occupied pallet	$90.16	$94.04	$83.05	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	1,081	n/a	1,188	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$33.57	$34.72	$30.92	n/r	n/r
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)
(n/r = not relevant)

	Year Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2022 Actual	2022 Constant Currency(1)	2021 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses	237		241	n/a	n/a
Global Warehouse revenue:
Rent and storage	$999,388	$1,019,787	$876,153	14.1%	16.4%
Warehouse services	1,303,583	1,332,867	1,209,234	7.8%	10.2%
Total revenue	$2,302,971	$2,352,654	$2,085,387	10.4%	12.8%
Global Warehouse contribution (NOI)	$636,232	$647,885	$586,436	8.5%	10.5%
Global Warehouse margin	27.6%	27.5%	28.1%	-49 bps	-58 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets	4,318	n/a	4,047	6.7%	n/a
Average physical occupied pallets	3,991	n/a	3,701	7.8%	n/a
Average physical pallet positions	5,431	n/a	5,290	2.7%	n/a
Economic occupancy percentage	79.5%	n/a	76.5%	300 bps	n/a
Physical occupancy percentage	73.5%	n/a	70.0%	352 bps	n/a
Total rent and storage revenue per economic occupied pallet	$231.44	$236.16	$216.48	6.9%	9.1%
Total rent and storage revenue per physical occupied pallet	$250.40	$255.51	$236.72	5.8%	7.9%
Global Warehouse services metrics:
Throughput pallets	40,093	n/a	39,939	0.4%	n/a
Total warehouse services revenue per throughput pallet	$32.51	$33.24	$30.28	7.4%	9.8%

SAME STORE WAREHOUSE
Number of same store warehouses	208		208	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$862,268	$877,817	$783,256	10.1%	12.1%
Warehouse services	1,151,824	1,177,011	1,109,896	3.8%	6.0%
Total same store revenue	$2,014,092	$2,054,828	$1,893,152	6.4%	8.5%
Global Warehouse same store contribution (NOI)	$599,745	$609,324	$570,831	5.1%	6.7%
Global Warehouse same store margin	29.8%	29.7%	30.2%	-37 bps	-50 bps

Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	3,879	n/a	3,714	4.4%	n/a
Average physical occupied pallets	3,592	n/a	3,394	5.8%	n/a
Average physical pallet positions	4,821	n/a	4,823	—%	n/a
Economic occupancy percentage	80.5%	n/a	77.0%	345 bps	n/a
Physical occupancy percentage	74.5%	n/a	70.4%	413 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$222.27	$226.28	$210.88	5.4%	7.3%
Same store rent and storage revenue per physical occupied pallet	$240.07	$244.40	$230.81	4.0%	5.9%
Global Warehouse same store services metrics:
Throughput pallets	35,733	n/a	36,281	(1.5)%	n/a
Same store warehouse services revenue per throughput pallet	$32.23	$32.94	$30.59	5.4%	7.7%

	Year Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2022 Actual	2022 Constant Currency(1)	2021 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	29		33	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$137,119	$141,970	$92,897	n/r	n/r
Warehouse services	151,760	155,855	99,338	n/r	n/r
Total non-same store revenue	$288,879	$297,825	$192,235	n/r	n/r
Global Warehouse non-same store contribution (NOI)	$36,487	$38,559	$15,605	n/r	n/r
Global Warehouse non-same store margin	12.6%	12.9%	8.1%	n/r	n/r

Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	439	n/a	333	n/r	n/a
Average physical occupied pallets	399	n/a	308	n/r	n/a
Average physical pallet positions	610	n/a	467	n/r	n/a
Economic occupancy percentage	71.9%	n/a	71.3%	n/r	n/a
Physical occupancy percentage	65.5%	n/a	65.8%	n/r	n/a
Non-same store rent and storage revenue per economic occupied pallet	$312.48	$323.53	$278.91	n/r	n/r
Non-same store rent and storage revenue per physical occupied pallet	$343.36	$355.51	$301.95	n/r	n/r
Global Warehouse non-same store services metrics:
Throughput pallets	4,360	n/a	3,658	n/r	n/a
Non-same store warehouse services revenue per throughput pallet	$34.81	$35.75	$27.16	n/r	n/r

(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Refer to our “Real Estate Portfolio” section below for the composition of our non-same store pool.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
As of December 31, 2022, $419.5 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $396.4 million at the end of the third quarter of 2022 and $356.5 million at the end of the fourth quarter of 2021. We continue to make progress on commercializing business under this type of arrangement. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 41.9% of rent and storage revenue was generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the fourth quarter of 2022, economic occupancy for the total warehouse segment was 83.8% and warehouse segment same store pool was 85.0%, representing a 568 basis point and 531 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment increased 601 basis points, and the warehouse segment same store pool increased 634 basis points as compared to the fourth quarter of 2021. The growth in occupancy reflects our customers’ increased food production levels throughout 2022.

Real Estate Portfolio
As of December 31, 2022, the Company’s portfolio consists of 242 facilities. The Company ended the fourth quarter of 2022 with 237 facilities in its Global Warehouse segment portfolio and five facilities in its Third-party managed segment. The same store population consists of 208 facilities for the quarter ended December 31, 2022. The remaining 29 non-same store population includes the 11 facilities that were acquired in connection with the Bowman Stores, Brighton, ColdCo, De Bruyn Cold Storage, KMT Brrr!, Lago Cold Stores, Liberty Freezers and Newark acquisitions, 13 facilities in expansion or redevelopment, a temporarily leased facility in Australia, two facilities we previously leased and purchased during 2022, a facility in which we ceased operations during the first quarter of 2022 in order to prepare for leasing to a third-party, and a leased facility in which we ceased operations during the fourth quarter of 2022 in anticipation of the upcoming lease maturity.

Balance Sheet Activity and Liquidity
As of December 31, 2022, the Company had total liquidity of approximately $681.6 million, including cash and capacity on its revolving credit facility. Total debt outstanding was $3.3 billion (inclusive of $248.7 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 93% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA was approximately 6.6x. The Company’s total debt outstanding includes $3.1 billion of real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company’s real estate debt has a remaining weighted average term of 5.7 years and carries a weighted average contractual interest rate of 3.57%. As of December 31, 2022, 85% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt. The Company has no material debt maturities until 2026, inclusive of extension options.

Dividend
On December 6, 2022, the Company’s Board of Directors declared a dividend of $0.22 per share for the fourth quarter of 2022, which was paid on January 13, 2022 to common stockholders of record as of December 31, 2022.

2023 Outlook
The Company announced its 2023 annual AFFO per share guidance to be within the range of $1.14 - $1.24. Refer to page 42 of our financial supplement for the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, February 16, 2023 at 5:00 p.m. Eastern Time to discuss its fourth quarter 2022 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13734551. The telephone replay will be available starting shortly after the call until March 2, 2023.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 242 temperature-controlled warehouses, with approximately 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA; same store segment revenue and contribution (NOI); real estate debt and maintenance capital expenditures. Definitions of these non-GAAP metrics are included beginning on page 43 of our financial supplement, and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included herein. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: the impact of supply chain disruptions, including, among others, the impact on labor availability, raw material availability, manufacturing and food production; construction materials and transportation; uncertainties and risks related to public health crises, including the ongoing COVID-19 pandemic; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; rising interest rates and inflation in operating costs, including as a result of the COVID-19 pandemic; general economic conditions; labor and power costs; labor shortages; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize anticipated cost savings and revenue improvements; our failure to realize the intended benefits from our recent acquisitions, and including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet targeted completion dates and budgeted or stabilized returns within expected time frames, or at all, in respect thereof; risks related to our joint ventures; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes could cause business disruptions or loss of confidential information; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; defaults or non-renewals of significant customer contracts, including as a result of the ongoing COVID-19 pandemic; uncertainty of revenues, given the nature of our customer contracts; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in expanding our operations into new markets, including international markets; risks related to the partial ownership of properties, including as a result of our lack of control over such investments and the failure of such entities to perform in accordance with projections; our failure to maintain our status as a REIT; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; changes in applicable governmental regulations and tax legislation, including in the international markets; geopolitical conflicts, such as the ongoing conflict between Russia and Ukraine; additional risks with respect to the addition of European operations and properties; changes in real estate and zoning laws and increases in real property tax rates; our relationship with our associates, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; liabilities as a result of our participation in multi-employer pension plans; uninsured losses or losses in excess of our insurance coverage; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers to provide transportation services to our customers; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our stockholders to replace our directors and affect the price of our common stock, $0.01 par value per share, of our common stock; and the potential dilutive effect of our common stock offerings.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected acquisition and expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares and per share amounts)
	December 31,	December 31,
	2022	2021
Assets
Property, buildings and equipment:
Land	$786,975	$807,495
Buildings and improvements	4,245,607	4,152,763
Machinery and equipment	1,407,874	1,352,399
Assets under construction	526,811	450,153
	6,967,267	6,762,810
Accumulated depreciation	(1,901,450)	(1,634,909)
Property, buildings and equipment – net	5,065,817	5,127,901

Operating lease right-of-use assets	352,553	377,536
Accumulated depreciation – operating leases	(76,334)	(57,483)
Operating leases – net	276,219	320,053

Financing leases:
Buildings and improvements	13,546	13,552
Machinery and equipment	127,009	146,341
	140,555	159,893
Accumulated depreciation – financing leases	(57,626)	(58,165)
Financing leases – net	82,929	101,728
Cash, cash equivalents and restricted cash	53,063	82,958
Accounts receivable – net of allowance of $15,951 and $18,755 at December 31, 2022 and 2021, respectively	430,042	380,014
Identifiable intangible assets – net	925,223	980,966
Goodwill	1,033,637	1,072,980
Investments in partially owned entities	78,926	37,458
Other assets	158,705	112,139
Total assets	$8,104,561	$8,216,197
Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$500,052	$399,314
Accounts payable and accrued expenses	557,540	559,412
Mortgage notes, senior unsecured notes and term loans – net of deferred financing costs of $13,044 and $11,050 in the aggregate, at December 31, 2022 and 2021, respectively	2,569,281	2,443,806
Sale-leaseback financing obligations	171,089	178,817
Financing lease obligations	77,561	97,633
Operating lease obligations	264,634	301,765
Unearned revenue	32,046	26,143
Pension and postretirement benefits	1,531	2,843
Deferred tax liability – net	135,098	169,209
Multiemployer pension plan withdrawal liability	7,851	8,179
Total liabilities	4,316,683	4,187,121
Equity
Stockholders’ equity:
Common stock, $0.01 par value – 500,000,000 authorized shares; 269,814,956 and 268,282,592 issued and outstanding at December 31, 2022 and 2021, respectively	2,698	2,683
Paid-in capital	5,191,969	5,171,690
Accumulated deficit and distributions in excess of net earnings	(1,415,198)	(1,157,888)
Accumulated other comprehensive (loss) income	(6,050)	4,522
Total stockholders’ equity	3,773,419	4,021,007
Noncontrolling interests:
Noncontrolling interests in operating partnership	14,459	8,069
Total equity	3,787,878	4,029,076

Total liabilities and equity	$8,104,561	$8,216,197

Americold Realty Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Rent, storage and warehouse services	$598,690	$554,155	$2,302,971	$2,085,387
Transportation services	76,190	78,041	313,358	312,092
Third-party managed services	46,624	84,284	298,406	317,311
Total revenues	721,504	716,480	2,914,735	2,714,790
Operating expenses:
Rent, storage and warehouse services cost of operations	426,363	403,271	1,666,739	1,498,951
Transportation services cost of operations	61,738	70,869	265,956	282,716
Third-party managed services cost of operations	45,177	80,946	286,077	303,347
Depreciation and amortization	82,467	87,601	331,446	319,840
Selling, general and administrative	60,073	49,004	231,067	182,076
Acquisition, litigation and other, net	11,899	20,567	32,511	51,578
Impairment of indefinite and long-lived assets	764	—	7,380	3,312
(Gain) loss from sale of real estate	(21)	—	5,689	—
Total operating expenses	688,460	712,258	2,826,865	2,641,820

Operating income	33,044	4,222	87,870	72,970

Other (expense) income:
Interest expense	(33,407)	(21,339)	(116,127)	(99,177)
Loss on debt extinguishment, modifications and termination of derivative instruments	(933)	(638)	(3,217)	(5,689)
Interest income	657	91	1,633	841
Foreign currency exchange gain (loss), net	2,477	(294)	(975)	(610)
Other income, net	527	1,203	1,806	1,791
Loss from investments in partially owned entities	(2,101)	(753)	(9,300)	(2,004)
Income (loss) before income taxes	264	(17,508)	(38,310)	(31,878)
Income tax benefit
Current	(721)	(625)	(3,725)	(7,578)
Deferred	3,412	10,151	22,561	9,147
Total income tax benefit	2,691	9,526	18,836	1,569

Net income (loss)	$2,955	$(7,982)	$(19,474)	$(30,309)
Net income (loss) attributable to noncontrolling interests	11	(18)	(34)	146
Net income (loss) attributable to Americold Realty Trust	$2,944	$(7,964)	$(19,440)	$(30,455)

Weighted average common stock outstanding – basic	269,826	267,499	269,565	259,056
Weighted average common stock outstanding – diluted	270,770	268,179	269,565	259,056

Net income (loss) per common share - basic	$0.01	$(0.03)	$(0.07)	$(0.12)
Net income (loss) per common share - diluted	$0.01	$(0.03)	$(0.07)	$(0.12)

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts)
	Three Months Ended					Year Ended
	Q4 22	Q3 22	Q2 22	Q1 22	Q4 21	2022	2021
Net income (loss)	$2,955	$(8,937)	$3,953	$(17,445)	$(7,982)	$(19,474)	$(30,309)
Adjustments:
Real estate related depreciation	53,094	53,139	51,738	52,200	54,816	210,171	200,184
(Gain) loss on sale of real estate	(21)	5,710	—	—	—	5,689	—
Net loss on asset disposals	175	893	4	63	65	1,135	12
Impairment charges on real estate assets	—	3,407	—	—	—	3,407	1,752
Our share of reconciling items related to partially owned entities	1,209	822	1,346	1,033	822	4,410	2,412
Funds from operations	$57,412	$55,034	$57,041	$35,851	$47,721	$205,338	$174,051
Adjustments:
Net loss (gain) on sale of non-real estate assets	2,274	310	72	(235)	861	2,421	267
Acquisition, litigation and other, net	11,899	4,874	5,663	10,075	20,567	32,511	51,578
Goodwill impairment	—	3,209	—	—	—	3,209	—
Share-based compensation expense, IPO grants	—	—	—	—	—	—	163
Loss on debt extinguishment, modifications and termination of derivative instruments	933	1,040	628	616	638	3,217	5,689
Foreign currency exchange (gain) loss	(2,477)	2,487	1,290	(325)	294	975	610
Gain on extinguishment of New Market Tax Credit Structure	—	—	(3,410)	—	—	(3,410)	—
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	4,148	—	—	4,148	—
Our share of reconciling items related to partially owned entities	127	136	(36)	347	74	574	439
Core FFO	$70,168	$67,090	$65,396	$46,329	$70,155	$248,983	$232,797
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,305	1,222	1,160	1,146	1,104	4,833	4,425
Amortization of below/above market leases	534	540	549	508	843	2,131	2,261
Non-real estate asset impairment	764	—	—	—	—	764	1,560
Straight-line net rent	333	133	77	204	(302)	747	(216)
Deferred income tax benefit	(3,412)	(4,374)	(12,886)	(1,889)	(10,151)	(22,561)	(9,147)
Share-based compensation expense, excluding IPO grants	5,036	6,720	7,032	8,349	9,112	27,137	23,737
Non-real estate depreciation and amortization	29,373	30,530	30,952	30,420	32,785	121,275	119,656
Maintenance capital expenditures(a)	(26,701)	(22,586)	(20,118)	(16,106)	(20,808)	(85,511)	(75,965)
Our share of reconciling items related to partially owned entities	819	57	1,713	(107)	(502)	2,482	387
Adjusted FFO	$78,219	$79,332	$73,875	$68,854	$82,236	$300,280	$299,495

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts)
	Three Months Ended					Year Ended
	Q4 22	Q3 22	Q2 22	Q1 22	Q4 21	2022	2021

NAREIT Funds from operations	$57,412	$55,034	$57,041	$35,851	$47,721	$205,338	$174,051
Core FFO	$70,168	$67,091	$65,396	$46,329	$70,155	$248,984	$232,797
Adjusted FFO	$78,219	$79,333	$73,875	$68,854	$82,236	$300,281	$299,495

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	269,826	269,586	269,497	269,164	267,499	269,565	259,056
Dilutive stock options, unvested restricted stock units, equity forward contracts	944	1,105	887	835	680	1,041	2,070
Weighted average dilutive shares	270,770	270,691	270,384	269,999	268,179	270,606	261,126

NAREIT FFO - basic per share	$0.21	$0.20	$0.21	$0.13	$0.18	$0.76	$0.67
NAREIT FFO - diluted per share	$0.21	$0.20	$0.21	$0.13	$0.18	$0.76	$0.67

Core FFO - basic per share	$0.26	$0.25	$0.24	$0.17	$0.26	$0.92	$0.90
Core FFO - diluted per share	$0.26	$0.25	$0.24	$0.17	$0.26	$0.92	$0.89

Adjusted FFO - basic per share	$0.29	$0.29	$0.27	$0.26	$0.31	$1.11	$1.16
Adjusted FFO - diluted per share	$0.29	$0.29	$0.27	$0.26	$0.31	$1.11	$1.15

(a)	Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Reconciliation of Net Income (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands)
	Three Months Ended					Year Ended
	Q4 22	Q3 22	Q2 22	Q1 22	Q4 21	2022	2021
Net income (loss)	$2,955	$(8,937)	$3,953	$(17,445)	$(7,982)	$(19,474)	$(30,309)
Adjustments:
Depreciation and amortization	82,467	83,669	82,690	82,620	87,601	331,446	319,840
Interest expense	33,407	30,402	26,545	25,773	21,339	116,127	99,177
Income tax benefit	(2,691)	(3,368)	(12,069)	(708)	(9,526)	(18,836)	(1,569)
EBITDA	$116,138	$101,766	$101,119	$90,240	$91,432	$409,263	$387,139
Adjustments:
(Gain) loss on sale of real estate	(21)	5,710	—	—	—	5,689	—
Adjustment to reflect share of EBITDAre of partially owned entities	5,019	3,383	6,215	3,198	4,625	17,815	8,966
NAREIT EBITDAre	$121,136	$110,859	$107,334	$93,438	$96,057	$432,767	$396,105
Adjustments:
Acquisition, litigation and other, net	11,899	4,874	5,663	10,075	20,567	32,511	51,578
Loss from investments in partially owned entities	2,101	1,440	3,647	2,112	753	9,300	2,004
Impairment of indefinite and long-lived assets	764	6,616	—	—	—	7,380	3,312
Foreign currency exchange (gain) loss	(2,477)	2,487	1,290	(325)	294	975	610
Share-based compensation expense	5,036	6,720	7,032	8,349	9,112	27,137	23,900
Loss on debt extinguishment, modifications and termination of derivative instruments	933	1,040	628	616	638	3,217	5,689
Loss (gain) on real estate and other asset disposals	2,449	1,203	76	(172)	926	3,556	279
Gain on extinguishment of New Market Tax Credit Structure	—	—	(3,410)	—	—	(3,410)	—
Loss on deconsolidation of subsidiary contributed to LATAM joint venture	—	—	4,148	—	—	4,148	—
Reduction in EBITDAre from partially owned entities	(5,019)	(3,383)	(6,215)	(3,198)	(4,625)	(17,815)	(8,966)
Core EBITDA	$136,822	$131,856	$120,193	$110,895	$123,722	$499,766	$474,511

Revenue and Contribution (NOI) by Segment
(in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Segment revenues:
Warehouse	$598,690	$554,155	$2,302,971	$2,085,387
Transportation	76,190	78,041	313,358	312,092
Third-party managed	46,624	84,284	298,406	317,311
Total revenues	721,504	716,480	2,914,735	2,714,790

Segment contribution (NOI):
Warehouse	172,327	150,884	636,232	586,436
Transportation	14,452	7,172	47,402	29,376
Third-party managed	1,447	3,338	12,329	13,964
Total segment contribution (NOI)	188,226	161,394	695,963	629,776

Reconciling items:
Depreciation and amortization	(82,467)	(87,601)	(331,446)	(319,840)
Selling, general and administrative	(60,073)	(49,004)	(231,067)	(182,076)
Acquisition, litigation and other, net	(11,899)	(20,567)	(32,511)	(51,578)
Impairment of indefinite and long-lived assets	(764)	—	(7,380)	(3,312)
Gain (loss) from sale of real estate	21	—	(5,689)	—
Interest expense	(33,407)	(21,339)	(116,127)	(99,177)
Interest income	657	91	1,633	841
Loss on debt extinguishment, modifications and termination of derivative instruments	(933)	(638)	(3,217)	(5,689)
Foreign currency exchange gain (loss), net	2,477	(294)	(975)	(610)
Other income, net	527	1,203	1,806	1,791
Loss from investments in partially owned entities	(2,101)	(753)	(9,300)	(2,004)
Income (loss) before income taxes	$264	$(17,508)	$(38,310)	$(31,878)
We view and manage our business through three primary business segments—warehouse, transportation, third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request,case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, real estate asset impairment and our share of reconciling items for partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, acquisition, litigation and other, net, goodwill impairment, share-based compensation expense for the IPO retention grants, loss on debt extinguishment, modifications and termination of derivative instruments, and foreign currency exchange loss. We also adjust for the impact of Core FFO attributable to gain on extinguishment of New Market Tax Structure, loss on deconsolidation of subsidiary contributed to the LATAM joint venture and our share of reconciling items related to partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs and pension withdrawal liability, non-real estate asset impairment, amortization of above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, share-based compensation expense from grants under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, non-real estate depreciation and amortization from foreign joint ventures and maintenance capital expenditures. We also adjust for AFFO attributable to our share of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net (loss) income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, net gain on sale of real estate, net of withholding taxes, and adjustment to reflect share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, litigation and other, net, loss on partially owned entities, impairment of indefinite and long-lived assets, foreign currency exchange gain or loss, share-based compensation expense, loss on debt extinguishment, modifications and termination of derivative instruments, gain on extinguishment of New Market Tax Credit structure, loss on deconsolidation of subsidiary contributed to joint venture, net loss on other asset disposals, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 20 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
Net debt to proforma Core EBITDA is calculated using total debt, plus capital lease obligations, less cash and cash equivalents, divided by pro-forma Core EBITDA. We calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions, dispositions and for rent expense associated with lease buy-outs and lease exits. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition. The pro-forma adjustment for leased facilities exited or purchased reflects the add-back for the related lease expense from the last year. The pro-forma adjustment for dispositions reduces Core EBITDA for the earnings of facilities disposed of or exited during the year, including the strategic exit of certain third-party managed business.

We define our “same store” population once a year at the beginning of the current calendar year. Our same store population includes properties that were owned or leased for the entirety of two comparable periods and that have reported at least twelve months of consecutive normalized operations prior to January 1 of the prior calendar year. We define “normalized operations” as properties that have been open for operation or lease after development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an event, such as a natural disaster or similar event causing disruption to operations. In addition, our definition of “normalized operations” takes into account changes in the ownership structure (e.g., purchase of acquired properties will be included in the “same store” population if owned by us as of the first business day of each year, of the prior calendar year and still owned by us as of the end of the current reporting period, unless the property is under development). The “same store” pool is also adjusted to remove properties that were sold or entering development subsequent to the beginning of the current calendar year. As such, the “same store” population for the period ended December 31, 2022 includes all properties that we owned at January 2, which had both been owned and had reached “normalized operations” by January 2, 2022.

We calculate “same store revenue” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, litigation and other, net and gain or loss on sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP. The tables beginning on page 32 of our financial supplement provide reconciliations for same store revenues and same store contribution (NOI).
We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards. See the tables on page 29 of our financial supplement for additional information regarding our maintenance capital expenditures.
We define “total real estate debt” as the aggregate of the following: mortgage notes, senior unsecured notes, term loans and borrowings under our revolving line of credit. We define “total debt outstanding” as the aggregate of the following: total real estate debt, sale-leaseback financing obligations and financing lease obligations. See the tables on page 22 of our financial supplement for additional information regarding our indebtedness.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.